Exhibit 99.1

Media Contact

Tabitha Long

(312) 384-8018

FOR IMMEDIATE RELEASE

Inteliquent Receives Nasdaq Listing Compliance Letter due to Late Filing of Form 10-Q

CHICAGO, August 15, 2013 – Inteliquent, Inc. (Nasdaq: IQNT), a leading provider of voice services, today announced that, on August 13, 2013, it received a letter from The Nasdaq Stock Market LLC notifying the company that it is not in compliance with Nasdaq Listing Rule 5250(c)(1) as a result of the failure to timely file with the Securities and Exchange Commission its Form 10-Q for the quarter ended June 30, 2013. The Form 10-Q was required to be filed with the Securities and Exchange Commission on August 9, 2013 in order to be timely filed.

Pursuant to the letter, the company is required to submit to Nasdaq a plan to regain compliance with Nasdaq’s continued listing standards no later than October 14, 2013. The company intends to file its Form 10-Q for the quarter ended June 30, 2013 as soon as practicable and well in advance of the October 14, 2013 due date for the plan. Following the filing of the Form 10-Q, the company expects to be in compliance with Nasdaq’s continued listing standards.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains “forward-looking statements” that involve substantial risks and uncertainties. All statements, other than statements of historical fact, included in this press release are forward-looking statements. The words “anticipates,” “believes,” “efforts,” “expects,” “estimates,” “intends,” “may,” “projects,” “proposed,” “plans,” “will,” “would,” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Forward-looking statements included in this press release may relate to, but are not limited to, statements regarding the company’s expected compliance with Nasdaq Listing Rules and the company’s continued listing on The Nasdaq Global Market. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements the company makes. Factors that might cause such differences include, but are not limited to, factors included in the company’s reports filed with the Securities and Exchange Commission, particularly in the “Risk Factors” section in the company’s Annual Report on Form 10-K for the period ended December 31, 2012, as such risk factors may be updated from time to time in subsequent reports. Furthermore, such forward looking statements speak only as of the date of this press release. The company undertakes no obligation to update any forward-looking statements to reflect events or circumstances after the date of such statements.

About Inteliquent

Inteliquent is a leading provider of wholesale voice services for carriers and service providers. Inteliquent is used by nearly all national and regional wireless carriers, cable companies and CLECs in the markets it serves, and its network carries approximately ten billion minutes of traffic per month. Please visit Inteliquent’s website at www.inteliquent.com and follow us on Twitter @Inteliquent.